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[LOGO]                                                   The
                                                         Cooper
                                                         Companies

                                                        21062 Bake Parkway
                                                     Lake Forest, CA 92630
                                                              888-822-2600
                                                       Fax: (949) 597-0662


NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com


         FOR IMMEDIATE RELEASE

            COOPER COMPANIES UNIT ACQUIRES ACKRAD LABORATORIES, INC.

LAKE FOREST, Calif., May 21, 2002 -- The Cooper Companies, Inc. (NYSE: COO) announced today that CooperSurgical (CSI), its women's healthcare unit, has acquired privately held Ackrad Laboratories, Inc., a developer and manufacturer of disposable medical devices used primarily in the assessment of infertility and other gynecologic disorders.

Cooper paid $12 million at closing for Ackrad, net of $1 million held back against representations and warranties. Ackrad had revenue of $5.3 million in 2001. Cooper expects that the acquisition will be accretive to earnings per share by the end of its first 12 months as a part of CSI.

Ackrad's principle product, which accounts for about 65 percent of its revenue, is the H/S Elliptosphere Catheter, used in hysterosalpingography (HSG) and saline contrast hysterosonography (SCHS), the noninvasive assessment of the female reproductive anatomy. It is used primarily for fertility studies, and also to assess abnormal uterine bleeding and pelvic pain.

The National Survey of Family Growth estimated 1.2 million patient visits for infertility from approximately 700,000 individual patients in 1995. As HSG and SCHS are diagnostic procedures usually performed several times during each fertility evaluation, the number of procedures performed significantly exceeds the number of fertility patients.

HSG and SCHS are the primary tests used to detect conditions of the uterine cavity or fallopian tubes that may prevent fertilization. These tests show an outline of the uterine cavity and help detect abnormalities that cause infertility or repeated miscarriages.

During HSG, dye is injected into the uterine cavity and a series of x-ray images are taken. As the dye moves through the organs, the physician assesses the condition of the cervical canal, uterus and fallopian tubes.




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SCHS uses saline as a contrast medium and ultrasonography to monitor it, often in the OB/Gyn's office. It is also ordered to diagnose the causes of pelvic pain that originates inside the uterus and can be performed shortly after tubal surgery to evaluate its outcome.

Forward-Looking Statements
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information
The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.